NEWS RELEASE
CONTACT: MICHAEL PECHETTE
         FOUNDATION GROWTH INVESTMENTS
         (312) 551-9900

         JOHN FERGUSON (INFORMATION AGENT)
         MORROW & CO.
         BANKS AND BROKERS: (800) 654-2468
         STOCKHOLDERS: (800) 607-0088
         ALL OTHERS: (212) 754-8000

         RICK CONKLIN (DEALER MANAGER AND FINANCIAL ADVISER)
         WILLIAM BLAIR & COMPANY
         800-621-0687 ext. 5333

FOUNDATION GROWTH TERMINATES EXEGENICS, INC. TENDER OFFER AND
CONSENT SOLICITATION

CHICAGO, ILLINOIS, September 9, 2003 - Foundation Growth Investments LLC and EI Acquisition Inc. announced today that they have terminated their offer to purchase all of the outstanding shares of Common Stock and Series A Convertible Preferred Stock of eXegenics Inc. (Nasdaq: EXEG) at a price of $0.60 per share. Foundation and EI Acquisition terminated their offer pursuant to the conditions of the offer which, among other things, provided that Foundation and EI Acquisition would not purchase shares tendered in the offer unless a majority of the outstanding shares were validly tendered and not withdrawn. This condition was not satisfied as of 12:00 Midnight, New York City time on Monday, September 8, 2003. All tendered shares will promptly be returned by Foundation's depositary to the tendering stockholders. Foundation and EI Acquisition are also terminating their consent solicitation with respect to eXegenics' stockholders.

NOTICE FOR EXEGENICS STOCKHOLDERS

The complete terms and conditions of the offer are set forth in an offer to purchase, letter of transmittal, and other related materials which were filed with the Securities and Exchange Commission on May 29, 2003, as amended, and distributed to eXegenics stockholders. eXegenics stockholders are urged to read the tender offer documents because they contain important information. Investors are able to receive such documents free of charge at the SEC's web site, www.sec.gov, or by contacting Morrow & Co., Inc., the Information Agent for the transaction, at (800) 607-0088, or William Blair & Company, the Dealer Manager and financial adviser for the transaction, at (800) 621-0687 ext. 5333.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF EXEGENICS INC.

                                      * * *


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Investors and security holders are able to obtain a free copy of the preliminary consent statement and other documents filed by Foundation Growth Investments with the Commission at the Commission's website at www.sec.gov.

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of consents of eXegenics stockholders are available in the preliminary consent statement filed by Foundation Growth Investments with the SEC on Schedule 14A.